Exhibit EX-99.BO

                    VANGUARD INTERNATIONAL EQUITY INDEX FUNDS

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

January 21, 2000

This Multiple Class Plan has been adopted by a majority of the Board of Trustees of Vanguard International Equity Index Funds (the "Trust"), including a majority of the independent Trustees, on behalf of the three investment portfolios currently offered by the Trust. These investment portfolios are: Vanguard European Stock Index Fund, Vanguard Pacific Stock Index Fund, and Vanguard Emerging Markets Stock Index Fund (individually, a "Fund" and collectively the "Funds").

I.       SHARE CLASSES

Each Fund will offer two classes of shares as follows:

         o        Investor Shares (or "Class A Shares")
         o        Institutional Shares (or "Class C Shares")

II.      CLASS ELIGIBILITY REQUIREMENTS AND DISTRIBUTION

The eligibility requirements for Class A Shares and Class C Shares of the Funds are as follows:

         A.       CLASS A SHARES

         Class A Shares will be available to all investors. At present, the minimum initial investment requirement for Class A shares is expected to be $3,000 for non-retirement accounts and $1,000 for most retirement accounts and Uniform Gifts/Transfers to Minors Act accounts.

         B.       CLASS C SHARES

         Class C Shares will be available to investors who, due to the substantial size of their investments, are expected to afford the Funds certain economies of scale with respect to the servicing of their accounts. It is expected that most investors eligible for Class C Shares will be institutional entities, such as employee benefit plans, foundations, endowments, trusts, bank nominees and corporations. At present, the minimum initial investment requirement for Class C Shares is expected to be at least $10,000,000.

III.     SERVICE ARRANGEMENTS

Holders of both Class A Shares and Class C Shares will receive certain "core" services, including transaction processing services, account statements, shareholder reports, proxy materials and other mailings. However, certain servicing arrangements for the Funds will differ between Class A Shares and Class C Shares as follows:

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         A.       CLASS A SHARES

         Class A Shares will be serviced primarily through Vanguard's Individual Investor Group, although employee benefit plan investors utilizing Vanguard's participant recordkeeping system (VISTA) will be serviced through Vanguard's Institutional Investor Group. The Funds will make certain supplementary services available to holders of Class A Shares, including: trustee services, defined contribution plan participant education services and defined contribution plan participant telephone services. It is anticipated that the aggregate amount of account-based services that are provided to Class A Shares of the Funds (including transaction processing, shareholder recordkeeping, and the mailing of shareholder reports, proxy materials, and other items) will materially exceed the amount of such services for the Class C Shares of the Funds.

         B.       CLASS C SHARES

         Class  C  Shares  will  be  serviced   primarily   through   Vanguard's
Institutional Investor Group. Due to the higher minimum initial investment requirement, it is expected that Class C Shares will be held by fewer investors than Class A Shares. It is anticipated that the aggregate amount of account-based services that are provided to Class C Shares will be materially less than the amount of such services provided to Class A shares.

IV.      EXCHANGES AND CONVERSIONS

         A.       EXCHANGES

                  1.       CLASS A SHARES

                  Class A Shares of a Fund may be exchanged for Class C Shares of the Fund, provided that all purchase eligibility requirements for Class C Shares are satisfied. In addition, Class A Shares of a Fund may be exchanged for shares of other Vanguard funds, subject to such other Vanguard funds' normal policies and applicable law.

                  2.       CLASS C SHARES

                  Class C Shares of a Fund may be exchanged for Class A Shares of the Fund, provided that all purchase eligibility requirements for Class C Shares are satisfied. In addition, Class C Shares of a Fund may be exchanged for shares of other Vanguard funds, subject to such other Vanguard funds' normal policies and applicable law.

         B.       CONVERSIONS OF CLASS C SHARES INTO CLASS A SHARES

         A Fund may convert an investor's Class C Shares into Class A Shares of the Fund if such investor's account falls below the then-applicable minimum initial investment amount to be eligible to purchase Class C Shares. Any such conversion will be preceded by written notice to the investor and will be effected on the basis of the relative net asset values of Class A Shares and Class C Shares without the imposition of any sales load, fee or other charge.

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V.       EXPENSE ALLOCATION BETWEEN CLASSES

         A.       CLASS SPECIFIC EXPENSES

         The Trust is a member of The Vanguard Group of Investment Companies. Through their jointly-owned subsidiary - The Vanguard Group, Inc. ("Vanguard") - the Trust and other funds in the Group obtain at-cost virtually all of their corporate management, administrative, and distribution services. Vanguard also provides investment advisory services on an at-cost basis to the member funds. Vanguard was established and operates pursuant to a Funds' Service Agreement ("Agreement") between itself and the Vanguard funds, and pursuant to an exemptive order granted by the U.S. Securities and Exchange Commission. Vanguard's direct and indirect expenses of providing corporate management, administrative and distribution services to the funds in the Group are allocated among those funds in accordance with methods specified in the Agreement.

                  1.       MARKETING AND DISTRIBUTION EXPENSES

                   Expenses associated with Vanguard's marketing and distribution activities will be allocated to a share class on behalf of which the expenses were incurred by making such allocations to Class A Shares and Class C Shares as if each such share class were a separate Vanguard fund under the Agreement.

                  2.       EXPENSES FOR ACCOUNT-BASED SERVICES

                   Expenses associated with Vanguard's provision of account-based services will be allocated between Class A Shares and Class C Shares of each Fund on the basis of the amount incurred by each such share class as follows:

                        (A)  ACCOUNT MAINTENANCE EXPENSES

                        Expenses associated with the maintenance of investor accounts will be proportionately allocated between Class A Shares and Class C Shares based upon a monthly determination of (i) the percentage of total shareholder accounts represented by each class, and (ii) the percentage of total account transactions performed by Vanguard for each class. In allocating account maintenance expenses between the classes, the figure based on determination (i), above, will be given a 75% weighting and the figure based on determination (ii), above, will be given a 25% weighting.

                        (B)  LITERATURE PRODUCTION AND MAILING EXPENSES

                        Expenses associated with shareholder reports, proxy materials, and other literature will be allocated between Class A Shares and Class C Shares based upon the number of such items produced and mailed for each class of shares.

                  3.       OTHER CLASS SPECIFIC EXPENSES

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                  Expenses for the primary  benefit of a particular  share class will be allocated to that class. Such expenses include the following: each class's share of Vanguard's operating expenses (not including expenses related to management of the Fund's assets allocated under subparagraph (B) below), blue sky fees, and legal fees attributable to a particular class.

         B.       FUND EXPENSES

                  1.       ASSET MANAGEMENT EXPENSES

                  Expenses associated with management of a Fund's assets (including all investment advisory, tax preparation, and custody fees) will be allocated between Class A Shares and Class C Shares on the basis of their relative net assets.

                  2.       OTHER FUND EXPENSES

                  Any other expenses not described above will be allocated between Class A Shares and Class C Shares of a Fund on the basis of their relative net assets.

VI.      ALLOCATION OF INCOME, GAINS AND LOSSES

         Each Fund's income, gains, and losses will be allocated between Class A Shares and Class C Shares on the basis of their relative net assets. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day, and at the same time.

VII.     VOTING AND OTHER RIGHTS

         Class A Shares and Class C Shares of the Funds will each have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to service arrangements for that class of shares; (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in this Multiple Class Plan.

VIII.    AMENDMENTS

         All material amendments to this Multiple Class Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.